Exhibit 99.1

From:	Hifn, Inc. 750 University Avenue Los Gatos, CA 95032

Contact:	William R. Walker, Vice President and Chief Financial Officer 408-399-3537 wwalker@hifn.com

Hifn, Inc. Reports Q1 FY2008 Results

Revenue Up 18% Over Prior Year First Quarter

LOS GATOS, Calif., January 29, 2008 – Hifn™ (NASDAQ: HIFN) today reported financial results for the first quarter ended December 31, 2007.

Revenues for the first quarter of fiscal 2008 were $10.9 million, an increase of 18 percent from the $9.3 million in revenues reported in the first quarter of fiscal 2007 and a decrease of one percent from the $11.0 million in revenues reported in the previous quarter.

Net loss for the first quarter ended December 31, 2007, on a generally accepted accounting principles (GAAP) basis, was $680,000, or a loss of $0.05 per share, which includes stock-based compensation expense of $433,000, as a result of the effect of SFAS 123(R). Net loss for the first quarter ended December 31, 2006, on a GAAP basis, was $2.7 million, or a loss of $0.19 per share, which includes stock-based compensation expense of $443,000.

Net cash provided by operating activities was $831,000, for the three months ended December 31, 2007, as compared to cash used by operating activities of $1.3 million during the three months ended December 31, 2006. Gross margin for the first quarter ended December 31, 2007 was 68 percent, a three percent improvement over the 65 percent gross margin reported in the first quarter of fiscal 2007.

“Our 18 percent increase in top line revenue relative to Q1 FY2007 was in line with our targets, and was driven by increasing acceptance of our solutions in the storage segment, as well as continued strong shipments of our security processors in the networking segment. This momentum was additionally validated by the selection of our 8450 and 4450 FlowThroughtm processors, by respected industry publication EDN, as among the ‘Hot 100’ products of the year,” said Albert E. Sisto, Chairman and CEO. “While we are disappointed that our profitability was below expectations in the quarter, which related to accelerated non-recurring engineering charges for Research and Development, we continued to demonstrate our ability to generate cash from our core businesses,” Sisto added.

Hifn First Quarter Fiscal Year 2008
Earnings Release	Page 2

Hifn management will hold a conference call to discuss these results today, January 29, 2008 at 1:30 p.m. Pacific Standard Time (PST). Those wishing to join should dial 800-509-8613 (domestic U.S.) or 706-679-4544 (international) at approximately 1:15 p.m. Playback of the conference call will be available for 72 hours after the call and may be accessed by calling 800-642-1687, pass code 30441337. This press release and information regarding the conference call may be accessed through the Investor Relations page in Hifn’s corporate website at www.hifn.com.

About Hifn

Hifn (NASDAQ:HIFN) delivers the key channel and OEM ingredients for 21st century storage and networking environments. Leveraging over a decade of leadership and expertise in the development of purpose-built Applied Services Processors (ASPs), Hifn is a trusted partner to industry leaders for whom infrastructure innovation in storage and networking is critical to success. With the majority of secure networked communications flowing through Hifn technology, the 21st century convergence of storage and networking drives our product roadmap forward. For more information, please visit: www.hifn.com.

This press release contains forward-looking statements, such as, statements about future events, such as Hifn’s future financial performance including statements related to increasing acceptance of our storage segment solutions, continued strong shipments of our network security processors and our ability to generate cash from our core business. Readers are cautioned that Hifn’s forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, such as: our dependence on a small number of customers; changes in customer demand and customer ordering patterns; our ability to successfully integrate and operate the business and technology of Siafu Software; and unexpected economic slowdown in the technology sector. Additional risks are detailed from time to time in Hifn’s filings with the Securities and Exchange Commission. Hifn expressly disclaims any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Hifn’s most recent reports on Form 10-K and Form 10-Q. Hifn’s results of operations for the three months ended December 31, 2007 are not necessarily indicative of Hifn’s operating results for any future periods. Any projections in this release are based on limited information currently available to Hifn and speak only as of the date of this release.

Hi/fn® is a registered trademark of hi/fn, inc. Hifn is a trademark of hi/fn, inc.

Hifn First Quarter Fiscal Year 2008
Earnings Release	Page 3

HIFN, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,
	2007	2006

Net revenues	$10,929	$9,269

Costs and operating expenses:
Cost of revenues	3,472	3,204
Research and development	3,602	4,319
Sales and marketing	2,394	1,822
General and administrative	1,722	2,442
Amortization of intangibles	749	737
	11,939	12,524
Loss from operations	(1,010)	(3,255)
Interest and other income, net	345	490
Loss before income taxes	(665)	(2,765)
Provision for income taxes	15	(63)
Net loss	$(680)	$(2,702)

Net loss per share, basic and diluted	$(0.05)	$(0.19)

Weighted average shares outstanding, basic and diluted	14,776	13,948

Hifn First Quarter Fiscal Year 2008
Earnings Release	Page 4

HIFN, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)
	December 31, 2007	September 30, 2007

ASSETS

Current assets:
Cash & short-term investments	$37,207	$35,322
Accounts receivable, net	8,863	7,450
Inventories	2,543	2,784
Prepaid expenses and other current assets	1,469	1,617
Total current assets	50,082	47,173

Property and equipment, net	1,943	1,982
Goodwill, intangibles and other assets, net	9,024	9,811
	$61,049	$58,966

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,420	$1,467
Accrued expenses and other current liabilities	3,930	4,051
Total current liabilities	6,350	5,518

Stockholders’ equity:
Common stock	15	15
Paid-in capital	173,503	171,573
Accumulated other comprehensive loss	4	3
Accumulated deficit	(114,396)	(113,716)
Treasury stock, at cost	(4,427)	(4,427)
Total stockholders’ equity	54,699	53,448
	$61,049	$58,966